Exhibit 99.1

NRG Energy, Inc. Reports Third Quarter Results with $1 Billion in Adjusted EBITDA; Enters into Agreement to Acquire Edison Mission Energy (EME) and Updates Guidance

Financial Highlights

•                  $1 billion of Adjusted EBITDA in the third quarter and $1,967 million in the first nine months of 2013;

•                  $773 million of Free Cash Flow (FCF) before growth investments in the third quarter and $896 million in the first nine months of 2013;

•                  $395 million increase in NRG Energy Inc’s cash available for allocation as a result of successful IPO of NRG Yield, Inc. (NRG Yield); and

•                  $3,671 million of total liquidity as of September 30, 2013.

2013 and 2014 Guidance

•                  Narrowing 2013 Guidance as follows:

•                  Adjusted EBITDA from $2,550-$2,700 million to $2,550-$2,600 million

•                  FCF before growth investments from $1,050-$1,200 million to $1,125-$1,175 million

•                  Revising 2014 Guidance as follows:

•                  Adjusted EBITDA from $2,850-$3,050 million to $2,700-$2,900 million

•                  FCF before growth investments from $1,100-$1,300 to $950-$1,150 million

Business and Operational Highlights

•                  Agreed to acquire substantially all of Edison Mission Energy’s (EME) assets for $2,635 million, including $1,063 million of acquired cash;

•                  Closed the acquisition of the Gregory cogeneration plant, expanding NRG’s cogeneration fleet and providing it with additional cost-effective baseload power in ERCOT;

•                  Acquired Energy Curtailment Specialists (ECS), one of the largest private demand response providers in North America, on August 22, 2013, enabling NRG to provide expanded solutions to its retail customers;

•                  Launched NRG Residential Solutions in order to provide consumers unprecedented choice in tailoring electricity plans to individual consumer needs;

•                  Achieved commercial operations of 290 MW Agua Caliente project, now the largest operating solar PV project in the world; and

•                  Achieved full and timely commercial operations of the 250 MW California Valley Solar Ranch (CVSR) project.

PRINCETON, NJ; November 12, 2013 — NRG Energy, Inc. (NYSE: NRG) today reported third quarter 2013 Adjusted EBITDA of $1 billion with Wholesale contributing $741 million, Retail contributing $176 million and NRG Yield contributing $83 million. Year-to-date adjusted cash flow from operations totaled $1,175 million. Net loss for the first nine months of 2013 was ($74) million, or ($0.25) per diluted common share compared to net income of $43 million, or $0.16 per diluted common share, for the first nine months of 2012.

“NRG has been intensely focused on delivering exceptional performance during the critical third quarter and I am pleased to report that our hard work produced satisfactory financial results notwithstanding the moderate summer weather, which led to little scarcity pricing and a weakened forward price curve,” said David Crane, NRG President and Chief Executive Officer. “We also were able during the quarter to build our strategic platform with the GenOn integration and the Gregory acquisition, the successful IPO of NRG Yield, and through the purchase of demand-side firm Energy Curtailment Specialists. I expect these additions, the pending EME acquisition and other successes achieved during the quarter will be extremely important as we position NRG for continued success going forward.”

Segment Results

Table 1: Adjusted EBITDA

($ in millions)	Three Months Ended		Nine Months Ended
Segment	9/30/13	9/30/12(2)	9/30/13	9/30/12(2)
Retail	176	173	423	504
Wholesale
Gulf Coast
- Texas	216	323	411	690
- South Central	33	31	43	83
East	409	54	740	71
West	60	31	118	69
Other	6	11	18	38
NRG Yield	83	29	178	79
Alternative Energy	52	23	87	31
Corporate	(35)	3	(51)	(16)
Adjusted EBITDA(1)	1,000	678	1,967	1,549

(1)   Detailed adjustments by region are shown in Appendix A

(2)   Revised to reflect new EBITDA methodology

Table 2: Net Income/(Loss)

($ in millions)	Three Months Ended		Nine Months Ended
Segment	9/30/13	9/30/12	9/30/13	9/30/12
Retail	(60)	(300)	231	504
Wholesale
Gulf Coast
- Texas	265	299	14	(202)
- South Central	17	19	17	—
East	245	30	238	(31)
West	30	35	62	42
Other	1	5	2	18
NRG Yield	31	4	76	8
Alternative Energy	(21)	(16)	(75)	(45)
Corporate	(384)	(77)	(639)	(251)
Net Income/(Loss)	124	(1)	(74)	43

Retail: Third quarter Adjusted EBITDA was $176 million; $3 million higher than the third quarter 2012. Lower operating expenses of $16 million, primarily from improved operating efficiencies and cost management, were partially offset by $13 million in lower gross margin driven by competitive pricing, a reduction in C&I load and higher supply costs.

Gulf Coast - Texas: Third quarter Adjusted EBITDA was $216 million; $107 million lower than the third quarter 2012 despite a 6% increase in MWh generated, as higher fuel costs and lower realized energy prices reduced gross margin by $117 million. This reduction was partially offset by the acquisition of Gregory in August 2013, increased revenue from bilateral agreements and improved fleet availability.

Gulf Coast - South Central: Third quarter Adjusted EBITDA was $33 million; $2 million higher than the third quarter of 2012 as a result of an increase in average realized energy margins and the addition of assets from the GenOn transaction, partially offset by lower merchant sales due to milder weather.

East: Third quarter Adjusted EBITDA was $409 million; $355 million higher than the third quarter 2012 driven by the addition of assets from the GenOn transaction which contributed $282 million. The balance of the improvement in Adjusted EBITDA was driven by the Dunkirk reliability support services agreement and a 26% increase in New York and PJM hedged capacity prices.

West: Third quarter Adjusted EBITDA was $60 million; $29 million higher than the third quarter of 2012 driven by contributions from the operations of the El Segundo Energy Center, which commenced operations on August 1, 2013, and the addition of assets from the GenOn transaction, partially offset by decreased margins on capacity and power sales in the West Region due to below-average energy and natural gas prices.

NRG Yield: Third quarter Adjusted EBITDA was $83 million; $54 million higher than the third quarter 2012. These results were driven by a number of assets that achieved commercial operations in 2013 and late 2012: Marsh Landing natural gas-fired facility (May 2013), and the Borrego (February 2013), Alpine (January 2013) and Avra Valley (December 2012) solar facilities.

Alternative Energy: Third quarter Adjusted EBITDA was $52 million; $29 million higher than the third quarter 2012. Solar gross margin was $74 million, a $32 million increase from the prior year driven by the addition of new phases to the Company’s Agua Caliente and CVSR facilities. The improved margin was partially offset by NRG’s costs relating to continued development efforts for solar and new business.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)	9/30/13	6/30/13	12/31/12
Cash and Cash Equivalents	2,129	1,368	2,087
Restricted cash	307	267	217
Total	2,436	1,635	2,304
Total Credit Facility Availability	1,235	1,181	1,058
Total Liquidity	3,671	2,816	3,362

Total current liquidity, as of September 30, 2013, was $3,671 million, an increase of $309 million from December 31, 2012.  The increase includes $177 million in total credit facility availability and $132 million in cash consisting of the following items:

•                  $1,637 million of cash inflows through September 2013, consisting of the following items:

•                  $1,175 million of adjusted cash flow from operations; and

•                  $462 million of proceeds from NRG Yield IPO.

•                  Partially offset by $1,505 million of cash outflows through September 2013, consisting of the following items:

•                  $418 million net financing activities consisting of $775 million to repurchase senior notes and $93 million repayments of debt; partially offset by $450 million in proceeds from the Term Loan B issuance;

•                  $374 million for acquisitions, net of cash acquired;

•                  $272 million of maintenance and environmental capital expenditures, net;

•                  $142 million of solar and conventional growth investments, net of debt proceeds, third party funding and cash grant proceeds;

•                  $137 million of merger and integration expenses and capital expenditures;

•                  $113 million of dividends to common and preferred shareholders;

•                  $25 million of share repurchases; and

•                  $24 million of other investing and financing, net.

Growth Initiatives and Strategic Developments

NRG continued to enhance its competitiveness and strategic positioning through a wide range of growth initiatives, including:

Proposed Acquisition of Edison Mission Energy

On October 18, 2013, the Company entered into an agreement with EME, certain of its owners and other stakeholders to acquire substantially all of EME’s assets for $2,635 million, including $1,063 million of cash on hand. Upon closing, this transaction would add approximately 8,000 MW of generation assets, including 1,600 MW of long-term, fully contracted assets eligible for future drop down to NRG Yield. The transaction is subject to various approvals, including the approval of the United States Bankruptcy Court for the Northern District of Illinois. Assuming all conditions are met, the transaction is expected to close in the first quarter of 2014.

IPO of NRG Yield

On July 22, 2013, 22,511,250 shares of Class A common stock in NRG Yield (NYSE: NYLD) were issued to the public. NRG Yield is an investment vehicle that holds and seeks to invest in high quality, contracted and operating conventional, renewable generation and thermal energy infrastructure assets developed, constructed, owned and/or operated by NRG, with a capital allocation strategy that is focused on dividend growth funded by reliable long term cash flows generated by its highly contracted portfolio of generating assets. The Company received proceeds, net of underwriting discounts, commissions and fees, of approximately $462 million from the offering.

Retail

•                  Energy Curtailment Specialists — On August 22, 2013, the Company acquired ECS, one of the largest private demand response providers in North America, enabling NRG to provide expanded solutions to its retail customers. ECS offers business customers ways to contribute to energy load reduction during times of peak demand. ECS currently manages more than 2,000 megawatts of demand response across the country for over 5,000 customers.

Solar

•                  Agua Caliente — As of September 30, 2013, achieved commercial operations of 290 MW of generation capacity of Agua Caliente, making it the largest operating solar PV project in the world. Construction is several months ahead of schedule and is currently expected to reach full completion in early 2014. Power generated by Agua Caliente is being sold under a 25-year power purchase agreement (PPA) to Pacific Gas and Electric Co. (PG&E). NRG owns a 51% interest in the project.

•                  CVSR — On October 31, 2013, achieved full and on time commercial operations of the 250 MW CVSR project. Power from this project is being sold to PG&E under 25-year PPAs.

•                  Ivanpah — On September 24, 2013, NRG achieved the critical “first sync” major milestone for the project — producing its first output of energy of the Ivanpah Solar Electric Generating System. All units (378 MW) are currently expected to be completed in the fourth quarter of 2013. Power from Units 1 and 3 will be sold to PG&E via two 25-year PPAs, and power from Unit 2 will be sold to Southern California Edison (SCE) under a 20-year PPA.

Conventional

•                  Gregory — On August 7, 2013, the Company closed on the acquisition of the approximately 400 MW, 160 MWt Gregory cogeneration plant in Corpus Christi, Texas, for approximately $245 million, net of cash acquired, expanding its growing cogeneration fleet and providing NRG with additional cost-effective baseload power in ERCOT. This acquisition was funded by $120 million of Term Loan proceeds and NRG capital available for allocation.

•                  El Segundo — On August 1, 2013, the Company achieved commercial operations of twin units at its El Segundo Power Generating Station, a 550 MW fast start, gas turbine combined cycle generating facility in El Segundo, California. The facility was constructed pursuant to a 10-year, 550 MW PPA with SCE.

Outlook for 2013 and 2014

NRG has narrowed the range of its Adjusted EBITDA and FCF before growth investments guidance for 2013, while revising downward for 2014. This reduction in 2014 is primarily due to the decline in forward curves across all of our core Wholesale regions over the past few months as a result of the lack of scarcity pricing during the summer of 2013.

Table 4: 2013 and 2014 Adjusted EBITDA and FCF before growth investments Guidance

	11/12/2013		8/9/2013
($ in millions)	2013	2014	2013	2014
Adjusted EBITDA	2,550 – 2,600	2,700 – 2,900	2,550 – 2,700	2,850 – 3,050
Interest payments	(945)	(950)	(945)	(945)
Income tax	50	(40)	50	(40)
Working capital/other changes	(65)	(105)	(120)	(165)
Adjusted Cash flow from operations	1,590 – 1,640	1,605 – 1,805	1,535 – 1,685	1,700 – 1,900
Maintenance capital expenditures, net	(320)	(335)-(355)	(325)-(345)	(315)-(335)
Environmental capital expenditures, net	(130)	(230)-(250)	(135)-(145)	(220)-(240)
Preferred dividends	(9)	(9)	(9)	(9)
Distributions to non-controlling interests- NRG Yield and Solar	(6)	(60)	(7)	(33)
Free cash flow — before growth investments	1,125 – 1,175	950 – 1,150	1,050 – 1,200	1,100 – 1,300

Notes - subtotals and totals are rounded

2013 Capital Allocation Program

On October 18, 2013, the Company announced it entered into an agreement to acquire substantially all of the assets of EME. The aggregate purchase price is $2,635 million (or $1,572 million net of $1,063 million retained cash within EME). The aggregate purchase price, which is subject to certain post-closing adjustments, will consist of approximately 12.7 million shares of NRG common stock (valued at $350 million based upon the volume-weighted average trading price of the 20 trading days prior to October 18, 2013) with the balance to be paid in cash. The cash portion of purchase price will be funded using a combination of cash on hand and approximately $700 million newly issued corporate debt, an amount which permits continued adherence to NRG’s prudent balance sheet management target metrics.

During the first nine months of 2013, the Company purchased 972,292 shares of NRG common stock for $25 million, at an average cost of $25.88 per share. As a result of the pending EME acquisition, NRG did not have the opportunity to complete the remaining $175 million of share repurchases under the 2013 Capital Allocation Program and does not expect to have that opportunity through the remainder of the 2013 fiscal year.

On October 16, 2013, the Company declared a quarterly dividend of $0.12 per share, payable November 15, 2013, to shareholders of record as of November 1, 2013.

The Company’s common stock dividend and share repurchases are subject to available capital, market conditions, and compliance with associated laws and regulations.

Potential Drop-Down of Assets to NRG Yield

NRG intends to offer the following NRG ROFO Assets to NRG Yield through 2014:

•                  TA High Desert — 20 MW solar facility located in LA County, CA.

•                  RE Kansas South — 20 MW solar facility located in Kings County, CA

•                  El Segundo Energy Center — 550 MW fast start natural gas-fired facility located in LA County, CA

•                  CVSR — Remaining NRG interest in this 250 MW solar facility located in San Luis Obispo County, CA

The proceeds from these drop downs would increase NRG’s capital available for allocation.

Earnings Conference Call

On November 12, 2013, NRG will host a conference call at 9:00 am Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.

Additional Information

NRG has filed a registration statement (including a prospectus) with the SEC for the offering of NRG common stock to which this communication relates. The NRG common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of NRG common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. You should read the prospectus in that registration statement and other documents NRG has filed with the SEC for more complete information about NRG and this offering before making any investment decision. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus if you request it by calling 609-524-4500 or emailing investor.relations@nrgenergy.com.

About NRG

NRG is leading a customer-driven change in the U.S. energy industry by delivering cleaner and smarter energy choices, while building on the strength of the nation’s largest and most diverse competitive power portfolio. A Fortune 500 company, we create value through reliable and efficient conventional generation while driving innovation in solar and renewable power, electric vehicle ecosystems, carbon capture technology and customer-centric energy solutions. Our retail electricity providers — Reliant, Green Mountain Energy, Energy Plus and NRG Residential Solutions — serve more than 2 million residential and commercial customers throughout the country. More information is available at www.nrgenergy.com. Connect with NRG Energy on Facebook and follow us on Twitter @nrgenergy.

Safe Harbor Disclosure

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the Company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify or successfully implement acquisitions and repowerings, our ability to implement value enhancing improvements to plant operations and companywide processes, our ability to obtain federal loan guarantees, the inability to maintain or create successful partnering relationships, our ability to operate our businesses efficiently including NRG Yield, our ability to retain retail customers, our ability to realize value through our commercial operations strategy and the creation of NRG Yield, the ability to successfully integrate acquired businesses, the ability to realize anticipated benefits of these transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, our ability to close the proposed EME transaction and share repurchase under the Capital Allocation Plan may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA guidance and free cash flows are estimates as of today’s date, November 12, 2013 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, NRG makes available free of charge at www.nrgenergy.com (in the “Investors” section), copies of materials it files with, or furnish to, the SEC.

Contacts:

Media:	Investors:

Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

Dave Knox	Daniel Keyes
713.537.2130	609.524.4527

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months ending September 30,		Nine Months ending September 30,
(In millions, except for per share amounts)	2013	2012	2013	2012

Operating Revenues
Total operating revenues	$3,490	$2,331	$8,500	$6,359
Operating Costs and Expenses
Cost of operations	2,355	1,740	6,179	4,660
Depreciation and amortization	318	239	921	703
Selling, general and administrative	229	224	671	613
Acquisition-related transaction and integration costs	26	18	95	18
Development activity expenses	27	24	63	52
Total operating costs and expenses	2,955	2,245	7,929	6,046
Operating Income	535	86	571	313
Other Income/(Expense)
Equity in (losses)/earnings of unconsolidated affiliates	(5)	4	6	26
Other income, net	5	9	9	12
Loss on debt extinguishment	(1)	(41)	(50)	(41)
Interest expense	(228)	(163)	(630)	(495)
Total other expense	(229)	(191)	(665)	(498)
Income/(Loss) Before Income Taxes	306	(105)	(94)	(185)
Income tax expense/(benefit)	163	(113)	(47)	(246)
Net Income/(Loss)	143	8	(47)	61
Less: Net income attributable to noncontrolling interest	19	9	27	18
Net Income/(Loss) Attributable to NRG Energy, Inc.	124	(1)	(74)	43
Dividends for preferred shares	2	2	7	7
Income/(Loss) Available for Common Stockholders	$122	$(3)	$(81)	$36

Earnings/(Loss) Per Share Attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	323	228	323	228
Earnings/(Loss) per weighted average common share — basic	$0.38	$(0.01)	$(0.25)	$0.16
Weighted average number of common shares outstanding — diluted	327	228	323	230
Earnings/(Loss) per weighted average common share — diluted	$0.37	$(0.01)	$(0.25)	$0.16
Dividends Per Common Share	$0.12	$0.09	$0.33	$0.09

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME/(LOSS)

(Unaudited)

	Three Months ending September 30,		Nine Months ending September 30,
	2013	2012	2013	2012
Net Income/(Loss)	$143	$8	$(47)	$61
Other Comprehensive (Loss)/Income, net of tax
Unrealized (loss)/gain on derivatives, net of income tax benefit of $5, $24, $2 and $76	(16)	(43)	8	(132)
Foreign currency translation adjustments, net of income tax benefit of $1, $0, $13 and $1	5	1	(14)	(1)
Reclassification adjustment for translation gain realized upon sale of Schkopau, net of income tax expense of $0, $6, $0 and $6	—	(11)	—	(11)
Available-for-sale securities, net of income tax expense of $0, $1, $1 and $1	—	2	2	2
Defined benefit plans, net of tax expense of $0, $0, $4 and $0	—	—	25	—
Other comprehensive (loss)/income	(11)	(51)	21	(142)
Comprehensive Income/(Loss)	132	(43)	(26)	(81)
Less: Comprehensive income attributable to noncontrolling interest	18	9	26	18
Comprehensive Income/(Loss) Attributable to NRG Energy, Inc.	114	(52)	(52)	(99)
Dividends for preferred shares	2	2	7	7
Comprehensive Income/(Loss) Available for Common Stockholders	$112	$(54)	$(59)	$(106)

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$2,129	$2,087
Funds deposited by counterparties	122	271
Restricted cash	307	217
Accounts receivable — trade, less allowance for doubtful accounts of $41 and $32	1,366	1,061
Inventory	861	911
Derivative instruments	1,389	2,644
Cash collateral paid in support of energy risk management activities	288	229
Deferred income taxes	—	56
Renewable energy grant receivable	345	58
Prepayments and other current assets	442	401
Total current assets	7,249	7,935
Property, plant and equipment, net of accumulated depreciation of $6,264 and $5,417	20,600	20,241
Other Assets
Equity investments in affiliates	626	676
Note receivable, less current portion	76	79
Goodwill	1,953	1,956
Intangible assets, net of accumulated amortization of $1,915 and $1,706	1,141	1,200
Nuclear decommissioning trust fund	524	473
Derivative instruments	506	662
Deferred income taxes	1,499	1,282
Other non-current assets	689	600
Total other assets	7,014	6,928
Total Assets	$34,863	$35,104
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$911	$147
Accounts payable	1,140	1,171
Derivative instruments	1,064	1,981
Deferred income taxes	112	—
Cash collateral received in support of energy risk management activities	122	271
Accrued expenses and other current liabilities	1,033	1,085
Total current liabilities	4,382	4,655
Other Liabilities
Long-term debt and capital leases	15,802	15,736
Nuclear decommissioning reserve	290	354
Nuclear decommissioning trust liability	303	273
Deferred income taxes	50	55
Derivative instruments	372	500
Out-of-market contracts	1,157	1,231
Other non-current liabilities	1,377	1,553
Total non-current liabilities	19,351	19,702
Total Liabilities	23,733	24,357
3.625% convertible perpetual preferred stock (at liquidation value, net of issuance costs)	249	249
Commitments and Contingencies
Stockholders’ Equity
Common Stock	4	4
Additional paid-in capital	7,843	7,587
Retained earnings	4,272	4,459
Less treasury stock, at cost — 77,347,528 and 76,505,718 shares, respectively	(1,942)	(1,920)
Accumulated other comprehensive loss	(129)	(150)
Noncontrolling interest	833	518
Total Stockholders’ Equity	10,881	10,498
Total Liabilities and Stockholders’ Equity	$34,863	$35,104

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months ended September 30
	2013	2012
	(In millions)
Cash Flows from Operating Activities
Net (loss)/ Income	$(47)	$61
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	23	8
Depreciation and amortization	921	703
Provision for bad debts	49	40
Amortization of nuclear fuel	27	29
Amortization of financing costs and debt discount/premiums	(22)	25
Adjustment to loss on debt extinguishment	(15)	8
Amortization of intangibles and out-of-market contracts	75	108
Amortization of unearned equity compensation	32	27
Changes in deferred income taxes and liability for uncertain tax benefits	39	(261)
Changes in nuclear decommissioning trust liability	25	25
Changes in derivative instruments	189	360
Changes in collateral deposits supporting energy risk management activities	(59)	213
Gains on sale of emission allowances	(8)	(3)
Cash used by changes in other working capital	(406)	(285)
Net Cash Provided by Operating Activities	823	1,058
Cash Flows from Investing Activities
Acquisitions of business, net of cash acquired	(374)	(40)
Capital expenditures	(1,581)	(2,474)
Increase in restricted cash, net	(67)	(96)
(Increase)/decrease in restricted cash to support equity requirements for U.S. DOE funded projects	(20)	151
Increase in notes receivable	(22)	(22)
Investments in nuclear decommissioning trust fund securities	(369)	(341)
Proceeds from sales of nuclear decommissioning trust fund securities	344	316
Proceeds from renewable energy grants	52	49
Proceeds from sale of assets, net of cash disposed of	13	137
Other	(7)	(9)
Net Cash Used by Investing Activities	(2,031)	(2,329)
Cash Flows from Financing Activities
Payment of dividends to common and preferred stockholders	(113)	(28)
Payment for treasury stock	(25)	—
Net receipts from/(payments for) settlement of acquired derivatives that include financing elements	177	(65)
Proceeds from issuance of long-term debt	1,605	2,541
Contributions and sales proceeds from noncontrolling interests in subsidiaries	504	316
Proceeds from issuance of common stock	14	—
Payment of debt issuance costs	(43)	(30)
Payments for short and long-term debt	(868)	(955)
Net Cash Provided by Financing Activities	1,251	1,779
Effect of exchange rate changes on cash and cash equivalents	(1)	(3)
Net Increase in Cash and Cash Equivalents	42	505
Cash and Cash Equivalents at Beginning of Period	2,087	1,105
Cash and Cash Equivalents at End of Period	$2,129	$1,610

Appendix Table A-1: Third Quarter 2013 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

($ in millions)	Retail	Texas	South Central	East	West	Other Conventional	NRG Yield	Alt. Energy	Corp.	Total
Net Income/(Loss) Attributable to NRG Energy, Inc	(60)	265	17	245	30	1	31	(21)	(384)	124

Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	9	22	(12)	19
Interest Expense, net	1	—	4	12	5	—	13	14	176	225
Loss on Debt Extinguishment	—	—	—	—	—	—	—	—	1	1
Income Tax	—	—	—	—	—	—	5	—	158	163
Depreciation Amortization and ARO Expense	37	117	25	81	14	1	16	27	5	323
Amortization of Contracts	10	10	(6)	15	(2)	—	1	—	—	28

EBITDA	(12)	392	40	353	47	2	75	42	(56)	883
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	1	—	13	4	8	5	(4)	27
Integration & Transaction Costs	—	—	—	—	—	—	—	—	26	26
Deactivation costs	—	—	—	5	2	—	—	—	—	7
Asset and Investment Write-offs	—	(1)	1	1	—	—	—	4	(1)	4
Market to Market (MtM) losses/(gains) on economic hedges	188	(175)	(9)	50	(2)	—	—	1	—	53

Adjusted EBITDA	176	216	33	409	60	6	83	52	(35)	1,000

Appendix Table A-2: Third Quarter 2012 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

($ in millions)	Retail	Texas	South Central	East	West	Other Conventional	NRG Yield	Alt. Energy	Corp.	Total
Net Income/(Loss) Attributable to NRG Energy, Inc	(300)	299	19	30	35	5	4	(16)	(77)	(1)

Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	—	9	—	9
Interest Expense, net	1	—	5	3	1	1	5	8	137	161
Loss on Debt Extinguishment	—	—	—	—	—	—	—	—	41	41
Income Tax	—	—	—	—	—	—	8	(1)	(120)	(113)
Depreciation Amortization and ARO Expense	41	116	23	32	4	1	6	15	4	242
Amortization of Contracts	16	13	(6)	—	—	(1)	1	—	—	23
EBITDA	(242)	428	41	65	40	6	24	15	(15)	362

Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	—	—	—	5	5	9	—	19
Asset Write Off and Impairment	—	6	—	—	—	—	—	—	4	10
Transaction fee on asset sale	—	—	—	—	—	—	—	—	14	14
Legal Settlement	—	—	14	—	—	—	—	—	—	14
MtM losses/(gains) on economic hedges	415	(111)	(24)	(11)	(9)	—	—	(1)	—	259

Adjusted EBITDA	173	323	31	54	31	11	29	23	3	678

Appendix Table A-3: YTD Third Quarter 2013 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

($ in millions)	Retail	Texas	South Central	East	West	Other Conventional	NRG Yield	Alt. Energy	Corp.	Total
Net Income/(Loss) Attributable to NRG Energy, Inc	231	14	17	238	62	2	76	(75)	(639)	(74)

Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	9	27	(9)	27
Interest Expense, net	2	—	12	39	5	—	24	37	502	621
Loss on Debt Extinguishment	—	—	—	—	—	—	—	—	50	50
Income Tax	—	—	—	—	—	1	5	—	(53)	(47)
Depreciation Amortization and ARO Expense	105	342	74	243	41	3	35	78	15	936
Amortization of Contracts	49	31	(17)	(4)	(5)	—	1	—	—	55
EBITDA	387	387	86	516	103	6	150	67	(134)	1,568

Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	2	—	14	12	28	16	(12)	60
Integration & Transaction Costs	—	—	—	—	—	—	—	—	95	95
Deactivation costs	—	—	—	14	4	—	—	—	—	18
Asset and Investment Write-offs	—	2	1	1	—	—	—	4	—	8
MtM losses/(gains) on economic hedges	36	22	(46)	209	(3)	—	—	—	—	218

Adjusted EBITDA	423	411	43	740	118	18	178	87	(51)	1,967

Appendix Table A-4: YTD Third Quarter 2012 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

($ in millions)	Retail	Texas	South Central	East	West	Other Conventional	NRG Yield	Alt. Energy	Corp.	Total
Net Income/(Loss) Attributable to NRG Energy, Inc	504	(202)	—	(31)	42	18	8	(45)	(251)	43

Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	—	18	—	18
Interest Expense, net	3	—	14	12	—	2	25	15	418	489
Loss on Debt Extinguishment	—	—	—	—	—	—	—	—	41	41
Income Tax	—	—	—	—	—	4	10	—	(260)	(246)
Depreciation Amortization and ARO Expense	126	345	69	97	11	1	18	34	8	709
Amortization of Contracts	83	32	(15)	—	—	—	1	—	—	101
EBITDA	716	175	68	78	53	25	62	22	(44)	1,155

Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	—	—	1	13	17	9	—	40
Asset Write Off and Impairment	—	8	—	—	—	—	—	—	5	13
Transaction fee on asset sale	—	—	—	—	—	—	—	—	23	23
Legal Settlement	—	—	14	—	20	—	—	—	—	34
MtM losses/(gains) on economic hedges	(212)	507	1	(7)	(5)	—	—	—	—	284

Adjusted EBITDA	504	690	83	71	69	38	79	31	(16)	1,549

Appendix Table A-5: 2013 and 2012 QTD Third Quarter Adjusted Cash Flow from Operations Reconciliations

The following table summarizes the calculation of adjusted cash flow operating activities providing a reconciliation to net cash provided by operating activities

($ in millions)	Three months ended September 30, 2013	Three months ended September 30, 2012
Net Cash Provided by Operating Activities	901	473
Adjustment for change in collateral	(99)	27
Reclassifying of net receipts (payments) for settlement of acquired derivatives that include financing elements	6	(21)
Add: Merger and integration expenses	36	—
Adjusted Cash Flow from Operating Activities	844	479
Maintenance CapEx, net	(52)	(49)
Environmental CapEx, net	(17)	(8)
Preferred dividends	(2)	(2)
Free cash flow — before growth investments	773	420

Appendix Table A-6: 2013 and 2012 YTD Third Quarter Adjusted Cash Flow from Operations Reconciliations

The following table summarizes the calculation of adjusted cash flow operating activities providing a reconciliation to net cash provided by operating activities

($ in millions)	Nine months ended September 30, 2013	Nine months ended September 30, 2012
Net Cash Provided by Operating Activities	823	1,058
Adjustment for change in collateral	59	(213)
Reclassifying of net receipts (payments) for settlement of acquired derivatives that include financing elements	177	(65)
Add: Merger and integration expenses	116	—
Adjusted Cash Flow from Operating Activities	1,175	780
Maintenance CapEx, net	(222)	(151)
Environmental CapEx, net	(50)	(29)
Preferred dividends	(7)	(7)
Free cash flow — before growth investments	896	593

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•                  EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•                  EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•                  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•                  Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger and integration related costs. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. The Company adds back merger and integration related costs as they are one time and unique in nature and do not reflect ongoing cash from operations and they are fully disclosed to investors.

Free cash flow (before growth investments) is adjusted cash flow from operations less maintenance and environmental capital expenditures, net of funding, and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow before growth investments as a measure of cash available for discretionary expenditures.